UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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LegacyTexas Financial Group, Inc.
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April 13, 2015

Dear Fellow Shareholder:
You are cordially invited to attend the annual meeting of shareholders of LegacyTexas Financial Group, Inc., formerly known as ViewPoint Financial Group, Inc. On January 1, 2015, we completed our merger with LegacyTexas Group, Inc. and changed our name from ViewPoint Financial Group, Inc. to LegacyTexas Financial Group, Inc. In connection with our name change, we also changed our ticker symbol on the Nasdaq Global Select Market from VPFG to LTXB.
The meeting will be held on Monday, May 18, 2015, at 3:30 PM local time, on the 2nd Floor of LegacyTexas' offices located at 5851 Legacy Circle, Plano, Texas.
The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. In addition, we will report on our progress during the past year and entertain your comments and questions.
Included with this proxy statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2014. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.
We encourage you to attend the meeting in person. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope or vote electronically via the Internet or telephone. See “How do I vote?” in the proxy statement for more details. Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for matters being acted upon at the meeting.
Your Board of Directors and management are committed to the success of LegacyTexas Financial Group, Inc. and the enhancement of your investment. As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours,

Anthony J. LeVecchio
Chairman of the Board

LEGACYTEXAS FINANCIAL GROUP, INC.
5851 LEGACY CIRCLE
PLANO, TEXAS 75024
(972) 578-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2015

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of LegacyTexas Financial Group, Inc. will be held as follows:

TIME	3:30 PM local time Monday, May 18, 2015
PLACE	LegacyTexas Financial Group, Inc. 2nd Floor 5851 Legacy Circle Plano, Texas 75024
ITEMS OF BUSINESS	(1)	The election of two directors of LegacyTexas Financial Group, Inc.
	(2)	Shareholder advisory vote as to the compensation of LegacyTexas Financial Group, Inc.'s executives.
	(3)	The ratification of the appointment of Ernst & Young LLP as LegacyTexas Financial Group, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2015.
RECORD DATE	Holders of record of LegacyTexas Financial Group, Inc. common stock at the close of business on March 27, 2015, are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2015: This Notice of Annual Meeting and LegacyTexas Financial Group, Inc.'s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2014 are available on the Internet at http://www.viewproxy.com/LTXB/2015/.

Anthony J. LeVecchio
Chairman of the Board
Plano, Texas
April 13, 2015

LEGACYTEXAS FINANCIAL GROUP, INC.
5851 Legacy Circle
Plano, Texas 75024
(972) 578-5000

PROXY STATEMENT

INTRODUCTION

The LegacyTexas Financial Group, Inc. (the "Company") Board of Directors is using this proxy statement to solicit proxies from the holders of Company common stock for use at the Company's upcoming annual meeting of shareholders. The annual meeting of shareholders will be held on Monday, May 18, 2015 at 3:30 PM on the 2nd Floor of LegacyTexas Financial Group, Inc.'s offices located at 5851 Legacy Circle, Plano, Texas.

At the meeting, shareholders will be asked to vote on three proposals, which are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. Certain of the information in this proxy statement relates to LegacyTexas Bank (the "Bank"), the wholly owned subsidiary of the Company.

By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company's Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting. This proxy statement and the accompanying materials are being mailed to shareholders on or about April 13, 2015.

Your proxy vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly either in the enclosed envelope, via the Internet or by telephone.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to vote on the following proposals:

Proposal 1.	Election of two directors of the Company;
Proposal 2.	Shareholder advisory vote as to the compensation of the Company's executives; and
Proposal 3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

Shareholders also will transact any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from shareholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote “FOR” the election of the director nominees named in this proxy statement, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of Ernst & Young LLP.

Who is entitled to vote?

The record date for the meeting is March 27, 2015. Only shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting. The only class of stock entitled to be voted at the meeting is the common stock of the Company. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 47,602,721 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.

What if my shares are held in the Company's employee stock ownership plan?

We maintain an employee stock ownership plan which owned approximately 6.4% of the Company's common stock at December 31, 2014. Employees of the Company and the Bank participate in the employee stock ownership plan. Each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant's shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, or in the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, the trustee will vote the shares “FOR” each of the proposals set forth in this proxy statement. The trustee will vote the shares of Company common stock held in the employee stock ownership plan but not allocated to any participant's account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

2. You may vote by telephone. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

3. You may vote on the internet. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

4. You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Company common stock on March 27, 2015, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered shareholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•signing another proxy with a later date;
•voting by telephone or on the Internet-your latest telephone or Internet vote will be counted;
•giving written notice of the revocation of your proxy to the Secretary of the Company prior to the
•annual meeting; or
•voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•FOR the election of the director nominees to the Company's Board of Directors;
•FOR the advisory vote on executive compensation; and
•FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the meeting. If any other proposal properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

Directors are elected by a plurality of the votes cast, which means that the director nominees who receive the highest number of votes for the positions to be filled will be elected. The advisory vote on executive compensation and the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants require the affirmative vote of the majority of votes cast on the matter.

How will withheld votes and abstentions be treated?

If you withhold authority to vote for the director nominees or if you abstain from voting on any of the other proposals, your shares will still be included for purposes of determining whether a quorum is present. Abstentions will not be counted in determining the number of shares necessary for approval of the advisory vote on executive compensation or for the ratification of the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage of the affirmative votes required for the approval of each of these proposals.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal. Consequently, any broker non-votes will have the following effects:

Proposal 1.	Broker non-votes will have no effect on the election of directors.
Proposals 2 and 3
Broker non-votes will not be counted in determining the number of shares necessary for approval of the advisory vote on executive compensation or for the ratification of the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for the approval of each of these proposals.

STOCK OWNERSHIP OF MANAGEMENT

The following tables present information regarding the beneficial ownership of Company common stock, as of March 27, 2015, by each of our directors and director nominees for election, each of our named executive officers named in the “Summary Compensation Table” appearing in the "Compensation of Executive Officers" section of this proxy statement, and J. Mays Davenport, who joined the Company as Chief Financial Officer on January 1, 2015 in connection with the merger with LegacyTexas Group, Inc. As of March 27, 2015, there were 47,602,721 shares of Company common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership		Percentage of Common Stock Outstanding
Anthony J. LeVecchio	85,290	[1]	*
Bruce W. Hunt	273,305	[1,2]	*
James Brian McCall	72,844	[1]	*
Karen H. O'Shea	91,208	[1,3]	*
Arcilia C. Acosta	8,493	[1]	*
George A. Fisk	369,363	[1]	*
R. Greg Wilkinson	55,298	[1]	*
Kevin J. Hanigan	196,925	[1]	*
Charles D. Eikenberg	74,006	[1]	*
Scott A. Almy	79,365	[1]	*
Thomas S. Swiley	81,024	[1]	*
Kari J. Anderson	23,240	[1]	*
J. Mays Davenport	89,476	[1,4]	*
Directors, director nominees and executive officers of the Company as a group (13 people)	1,499,837	[1,5]	3.2%
1 Includes restricted stock, stock options and Employee Stock Ownership Plan ("ESOP") shares awarded to the individuals referenced under shareholder approved equity incentive plans, as follows. Individuals have sole voting but no dispositive power over restricted stock and ESOP shares and have no voting or dispositive power over stock options. Reported stock options are currently exercisable or will become exercisable within 60 days after March 27, 2015.

	Restricted Stock	ESOP	Stock Options
Anthony J. LeVecchio	16,750	—	15,000
Bruce W. Hunt	16,750	—	15,000
James Brian McCall	16,750	—	15,000
Karen H. O'Shea	16,750	—	15,000
Arcilia C. Acosta	6,000	—	—
George A. Fisk	6,000	—	—
R. Greg Wilkinson	6,000	—	—
Kevin J. Hanigan	55,667	3,521	48,000
Charles D. Eikenberg	28,734	3,206	20,000
Scott A. Almy	28,734	2,213	20,000
Thomas S. Swiley	28,734	2,224	20,000
Kari J. Anderson	—	9,860	12,960
J. Mays Davenport	8,000	—	—
Total	234,869	21,024	180,960
2 Includes 1,105 shares owned by Mr. Hunt's spouse and 205,715 shares held in trusts for which Mr. Hunt is the trustee.
3 Includes 10,771 shares held by Ms. O'Shea's spouse.
4 Includes 7,207 shares held in trust for which Mr. Davenport is the trustee.
5 Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary, or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.

The persons named in the above table have sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each beneficial owner named in the table is the same as the Company. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of the Company. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC").

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

At December 31, 2014, the shareholders known by management to beneficially own more than five percent of the outstanding common stock of LegacyTexas Financial Group, Inc., based on SEC filings, were are follows:

Name of Beneficial Owner	Beneficial Ownership		Percentage of Common Stock Outstanding
5% and Greater Shareholders:
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	3,033,999	[1]	7.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,732,540	[2]	6.8
Trust for Employee Stock Ownership Plan Portion of ViewPoint Bank 401(k) Employee Stock Ownership Plan	2,554,404	[3]	6.4
Keeley Asset Management Corp. and John L. Keeley, Jr. 111 West Jackson Boulevard, Suite 810 Chicago, IL 60604	2,434,464	[4]	6.1
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,432,185	[5]	6.1
1 As reported by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds in a Schedule 13G/A filed with the SEC on February 12, 2015, which reported shared voting power with respect to 3,020,799 shares beneficially owned and shared dispositive power with respect to 3,033,999 shares beneficially owned.
2 As reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 29, 2015, which reported sole voting power with respect to 2,637,291 shares beneficially owned and sole dispositive power with respect to 2,732,540 shares beneficially owned.
3 As reported by the Trust for Employee Stock Ownership Plan Portion of ViewPoint Bank 401(k) Employee Stock Ownership Plan in a Schedule 13G/A filed with the SEC on February 11, 2015, which reported shared voting and dispositive power with respect to all shares beneficially owned.
4 As reported by Keeley Asset Management Corp. and John L. Keeley, Jr. in a Schedule 13G/A filed with the SEC on February 9, 2015, which reported sole voting power with respect to 2,291,930 shares beneficially owned and sole dispositive power with respect to 2,430,834 shares beneficially owned by Keeley Asset Management Corp. John L. Keeley, Jr. reported no voting or dispositive power over 3,630 shares.
5 As reported by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 11, 2015, which reported sole voting power with respect to 53,729 shares beneficially owned, sole dispositive power with respect to 2,381,556 shares beneficially owned, and shared dispositive power with respect to 50,629 shares beneficially owned.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Company's Board of Directors is currently composed of eight members, each of whom is also a director of the Bank. One-third of the directors are elected annually. Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified. George Fisk, who served as Chief Executive Officer and Vice Chairman of LegacyTexas Group, Inc., and Greg Wilkinson, who served as a director of LegacyTexas Group, Inc., joined the Board of Directors of the Company as a result of our merger with LegacyTexas Group, Inc. Additionally, Arcilia Acosta, who has served on the Board of Directors of the Company's bank subsidiary since 2013, was appointed to the Board of Directors of the Company in January 2015. Mr. Wilkinson and Ms. Acosta were appointed to the class of directors whose terms expire in 2016, and Mr. Fisk was appointed to the class of directors whose terms expire in 2017.
The following table sets forth certain information regarding the composition of the Company's Board of Directors, including each director's term of office. The Board of Directors, acting on the recommendation of the Governance and Nominating Committee, has recommended and approved the nomination of Kevin J. Hanigan and Anthony J. LeVecchio to serve as directors for a term of three years to expire at the annual meeting of shareholders to be held in 2018. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for the nominees is withheld) will be voted at the annual meeting “FOR” the election of these director nominees. If the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee(s) as the Board of Directors, acting on the recommendations of the Governance and Nominating Committee, may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve if elected. Except as disclosed in this proxy statement, there are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

Name	Age	Position(s) Held in the Company	Director Since	Term of Office to Expire
Nominees
Kevin J. Hanigan	58	Director, President and CEO	2012	2018
Anthony J. LeVecchio	68	Chairman of the Board	2006	2018

Directors Remaining in Office
Bruce W. Hunt	57	Director	2012	2016
James Brian McCall	56	Director	2011	2017
Karen H. O’Shea	64	Director	1998	2017
Arcilia C. Acosta	49	Director	2015	2016
George A. Fisk	66	Vice Chairman of the Board	2015	2017
R. Greg Wilkinson	68	Director	2015	2016

The business experience for at least the past five years of each director, director nominee and persons chosen to become directors is set forth below.
Kevin J. Hanigan. Mr. Hanigan is a Director and the Chief Executive Officer and President of the Company and the Bank, positions he has held since the Company acquired Highlands Bank in April 2012 . Prior to joining the Company, Mr. Hanigan was the Chairman and Chief Executive Officer of Highlands Bank, serving in those roles since 2010. Prior to joining Highlands Bank, Mr. Hanigan was employed by Guaranty Bank starting in 1996, serving in numerous capacities including Chief Lending Officer, Executive in charge of Retail Banking, and finally as Chairman and Chief Executive Officer of Guaranty Bank and its parent company, Guaranty Financial Group, Inc. Mr. Hanigan began his career with Bank of the Southwest in Houston in June 1980. Mr. Hanigan earned his undergraduate degree and Master of Business Administration from Arizona State University. With nearly 35 years of experience working in the banking industry in Texas and serving as chief executive officer of several institutions, Mr. Hanigan brings outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry.
Anthony J. LeVecchio. Mr. LeVecchio, who has served as Chairman of the Board since 2014, is President and Principal of The James Group, Inc., a Plano, Texas-based consulting group that focuses on providing executive support to businesses throughout the United States. Prior to founding The James Group, Mr. LeVecchio served as Senior Vice President and Chief Financial Officer of VHA Southwest Inc., a regional health care system comprised of not-for-profit hospitals in Texas. Before VHA Southwest, Mr. LeVecchio served in various senior financial management capacities with Phillips Information Systems, Exxon Office Systems and Xerox Corporation. Mr. LeVecchio currently serves on the boards of directors of Ascendant Solutions (a privately-owned value-oriented investment firm based in Dallas) and UniPixel (a publicly traded technology company based in The Woodlands, Texas). Mr. LeVecchio also served on the boards of directors of DG Fast Channel (a publicly traded technology company based in Dallas, Texas) until July 2011and Microtune, Inc. (a former publicly traded radio frequency silicon and systems company based in Plano, Texas) until November 2010. Mr. LeVecchio, who serves as our audit committee financial expert, holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College where he serves on the Board of Trustees. Mr. LeVecchio is a lecturing professor for financial statement analysis classes in the undergraduate and MBA programs at the University of Texas, Dallas. His broad experience serving on the boards of publicly traded companies, together with his expertise and extensive experience in accounting and finance and his sharp focus on the financial efficiency and profitability of the institution, have contributed significantly to our efforts since he joined the Board in 2006.
Bruce W. Hunt. Mr. Hunt joined the Board of Directors in 2012, following the Company's completion of the Highlands Bancshares, Inc. acquisition. Mr. Hunt is President of Petro-Hunt, L.L.C., an independent oil and gas production company headquartered in Dallas, Texas. Mr. Hunt is a graduate of the University of Texas with a BBA in Petroleum Land Management. He currently serves on the Board of Directors of Hornbeck Offshore Services, Inc. (NYSE: HOS) and is the independent lead director for that company. Mr. Hunt is active in a number of industry and professional organizations such as the American Petroleum Institute (API), Independent Producers Association of America (IPAA), National Ocean Industries Association (NOIA), and All-American Wildcatters. Mr. Hunt serves on the Board of Trustees at Texas Christian University (TCU) and is a past member of the International Board of Visitors at TCU's Neeley School of Business. Mr. Hunt is an experienced business leader. The depth and breadth of his general business knowledge, coupled with the experience he has gained as a director of Highlands Bancshares and as the lead independent director for another publicly held company makes Mr. Hunt a valuable addition to the Board.
James Brian McCall, Ph.D. Dr. McCall is chancellor of the Texas State University System, the oldest and third-largest university system in Texas, comprising eight institutions with more than 80,000 students and 15,000 faculty and staff. He previously served in the Texas House of Representatives, first elected in 1991 to represent the areas of North Dallas, Frisco, Allen, and Plano. As a representative, McCall served as chairman of the House Calendars Committee and as a member of the Higher Education Committee. Texas Monthly named him one of the "10 Best" legislators of the 2009 session. McCall was President of Westminster Capital Corporation, an investment firm focused on acquisitions primarily in software and technology. A long-time civic and community volunteer, McCall was founder and chairman of the board of The Empowerment Project, a non-profit organization which sent more than $10 million worth of math and science books to disadvantaged schools in the Republic of South Africa, and helped construct a library in Vietnam through the Libraries of Love organization. McCall's management and legislative expertise, as well as his civic and community involvement, give him a broad range of experience and knowledge which he draws upon for service on our Board and his assigned committees.
Karen H. O'Shea. Ms. O'Shea, who is currently retired, previously served as Vice President of Communications and Public Relations for Lennox International Inc., a NYSE-listed manufacturer of heating and air conditioning equipment. During her 25 years at Lennox, Ms. O'Shea's responsibilities included media relations, corporate communications, investor relations and human resources, including compensation and employee development. Prior to her tenure at Lennox, she was a teacher, an owner and manager of a retail business, and an editor for a major Texas metropolitan newspaper. She also served on the Board of Directors of Richardson Regional Medical Center for eight years, including a term as Vice-Chairman. Ms. O'Shea's expertise in corporate communications for a NYSE-listed company and her experience in human resources, employee development and compensation, as well as her experience on the boards of both a large regional medical institution and a publicly traded financial institution, give her a broad range of experience she draws upon for her service on our board and her assigned committees.
Arcilia C. Acosta. Ms. Acosta is the President and CEO of CARCON Industries & Construction, specializing in commercial, institutional and transportation construction, and is also the CEO and controlling principal of STL Engineers. Ms. Acosta has served as a Director of Energy Future Holdings Corporation since May 2008, where she serves on the Audit and Compensation Committees. Ms. Acosta also serves on the Board of Directors of Energy Future Competitive Holdings Company LLC, Texas Competitive Electric Holdings Company LLC, the Dallas Citizens Council, U.T. Southwestern Board of Visitors and the Texas Tech National Alumni Association.
George A. Fisk. Mr. Fisk joined the Board of Directors in January 2015 as Vice Chairman, following completion of the Company's merger with LegacyTexas Group, Inc., where Mr. Fisk served as Chief Executive Officer and Vice Chairman since 2004. Between 2001 and 2004, Mr. Fisk served as a partner at McGladrey LLP, an independent accounting and consulting firm. Prior to joining McGladrey LLP, Mr. Fisk served as a shareholder of Fisk & Robinson, P.C., which merged with McGladrey LLP in 2001. He has worked in the financial services sector for more than 40 years. He currently serves as a board member of the Independent Bankers Financial Corporation, the Freeman Companies and Jesuit College Preparatory School Foundation. Mr. Fisk is a member of the Chief Executives Round Table, a former director of the Federal Reserve Bank of Dallas and a former advisory board member of the College of Business of the University of North Texas and the Texas Tech University Graduate School of Banking. Mr. Fisk holds a B.A. in government from Texas Tech University and an M.B.A. in banking and finance from the University of North Texas. Mr. Fisk is a Certified Public Accountant.
R. Greg Wilkinson. Mr. Wilkinson joined the Board of Directors in January 2015, following completion of the Company's merger with LegacyTexas Group, Inc., where Mr. Wilkinson served on the Board of Directors of LegacyTexas Bank since 2007. Mr. Wilkinson has served in various capacities at Hill & Wilkinson General Contractors since 1985, where he is currently Co-Chairman. Prior to that, he served as the Vice President and General Manager of the regional division of a worldwide general contractor. Mr. Wilkinson has over 40 years of experience in the construction industry. He serves on the Board of Directors of the Dallas Regional Chamber of Commerce and is a member of the Salesmanship Club of Dallas. At the appointment of Governor Perry, Mr. Wilkinson served on the Board of Regents of the Texas State University System for six years, and also served 12 years on the YMCA of Metropolitan Dallas Properties Committee. He is a past Board member of the Real Estate Council (TREC) and Circle Ten Council of Boy Scouts of America. Mr. Wilkinson earned a B.S. in Mechanical Engineering from Southern Methodist University, and completed advanced management education programs at both Southern Methodist University and Penn State University.

Other than with respect to Mr. Fisk and Mr. Wilkinson, there are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected as a director.

COMPENSATION DISCUSION AND ANALYSIS

Executive Summary

This Compensation Discussion & Analysis (“CD&A”) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

As a foundation of our executive compensation program, we are committed to a pay for performance philosophy. The Compensation Committee is dedicated to strong governance processes and listening to our shareholder expectations with respect to its compensation practices. In developing our compensation program, the Company actively solicits input from many of our larger shareholders. The Compensation Committee also considers published guidance from governance advisers, expectations of banking regulators and practices of peer banks with which the Company competes for executive talent.

This CD&A section reviews the compensation program for our named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of December 31, 2014. Our 2014 NEOs were:

Executive	Position
Kevin Hanigan	President and Chief Executive Officer ("CEO")
Kari Anderson	Senior Vice President, Chief Accounting Officer and Interim Principal Financial Officer
Charles Eikenberg	Executive Vice President, Community Banking
Scott Almy	Executive Vice President, Chief Risk Officer and General Counsel
Thomas Swiley	Executive Vice President, Chief Lending Officer

2014 BUSINESS HIGHLIGHTS

2014 marked a milestone year for the Company as we laid the groundwork to complete our transformation into a commercial bank. On January 1, 2015, the Company completed its merger with LegacyTexas Group, Inc. and changed its name from ViewPoint Financial Group, Inc. to LegacyTexas Financial Group, Inc. In connection with the Company's name change to LegacyTexas Financial Group, Inc., we changed our ticker symbol on the NASDAQ Global Select Market from VPFG to LTXB.

During 2014, we:

•	Increased loans held for investment (excluding Warehouse Purchase Program loans) by $583.8 million, or 28.5%, including a $503.8 million, or 32.3%, increase in commercial loans;

•	Increased Warehouse Purchase Program loans by $112.9 million, or 16.8%;

•	Increased net interest income by $14.8 million, or 12.5%;

•	Increase net interest margin seven basis points to 3.78%;

•	Reduced non-interest expense by $413,000, excluding the impact of $10.3 million and $663,000 in merger costs for the years ended December 31, 2014, and 2013, respectively; and

•	Increased deposits by $393.2 million, or 17.4%.

The below charts illustrate the Company's historical financial and asset quality performance (dollars are reported in millions).
The reconciliation of core revenues and expenses for the periods ended December 31 is as follows (dollars in thousands):

	2011	2012	2013	2014
Net interest income	$82,578	$115,823	$118,220	$133,007

Total non-interest income	34,548	29,556	21,833	20,743
(Gain) loss on sale of AFS securities	(6,268)	(1,014)	177	—
(Gain) loss on sale and disposition of assets	798	191	(835)	(658)
Goodwill impairment	271	818	—	—
(Gain) loss on private equity fund	(941)	(2,221)	(946)	459
Core non-interest income	28,408	27,330	20,229	20,544
Core revenue	$110,986	$143,153	$138,449	$153,551

Total non-interest expense	$75,240	$87,690	$88,877	$98,092
Merger and acquisition cost	(471)	(4,127)	(663)	(10,291)
Amortization of core deposit intangible	—	(360)	(423)	(346)
Core expenses	$74,769	$83,203	$87,791	$87,455

Core efficiency ratio	67.4%	58.1%	63.4%	57.0%

NPAs/Loans Held for Investment1 + Other Real Estate Owned
1 Non-performing assets as a percentage of loans held for investment, excluding Warehouse Purchase Program loans.

Net Charge-offs/Average Loans Held for Investment1

1 Net charge-offs as a percentage of average loans held for investment, excluding Warehouse Purchase Program loans.

The Company's total shareholder return ("TSR") over the last three and five year periods was 24.7% and 20.4%, respectively, slightly exceeding the 75th percentile of the Company's peer group, as defined in the "Peer Group and Competitive Benchmarking" section of this CD&A. TSR is a measure of the performance of different companies' stock over time. It combines stock price appreciation and dividends paid to show the total return to shareholders expressed as an annualized percentage.

SHAREHOLDER OUTREACH AND ENGAGEMENT

Shareholder outreach is an integral part of the Company's business practices, as shareholders provide feedback on a variety of topics, including our financial performance, governance and executive compensation. We speak with, and receive feedback frequently from, our investors through ongoing conversations and outreach. Investor input is strongly considered when decisions are made regarding executive pay programs.

In response to our 2014 shareholder vote on our executive compensation practices, we sought additional discussions with our shareholders over the course of 2014 and in early 2015. We spoke with 13 shareholders, representing approximately 29% of shares outstanding. During our discussions we solicited feedback on the Company's 2013 compensation program, including our conversion equity grants and the payouts under the short-term incentive program. We heard their concerns and believe our 2014 and future programs address the issues raised.

What We Heard	Our Response
Concern about potential pay for performance disconnect due to large equity grants awarded in 2013	•
 The equity grants made in 2013 related back to our earlier conversion from a mutual holding company to a fully public entity. These grants were consistent with conversion-related stock plans and practices which are defined by bank regulations. Going forward, any future equity grants will be consistent with practices of established public banks.

•
No equity grants were made to NEOs in 2014. Mays Davenport (Executive Vice President of LegacyTexas Bank) joined the Company as Executive Vice President and Chief Financial Officer when the merger with LegacyTexas Group, Inc. was completed on January 1, 2015, and received an equity award shortly thereafter. We do not plan to award any additional equity grants to existing NEOs in 2015. New hires may have an opportunity to participate in the Company's Equity Incentive Plans.

•
While the 2013 pay appeared skewed because of the grants, due to the grants vesting over a number of years, we consider these grants as part of a long-term view of pay for performance over several years.

	•	We continue to monitor pay-performance alignment.
Concern about the discretionary award payout in the annual incentive plan	•	We did not use any discretion in determining the 2014 awards.
	•	The Compensation Committee is re-evaluating our 2015 plan to more clearly address and limit the use of positive discretion.
Request for more in-depth disclosure of incentive plan performance measures	•	We have enhanced our disclosure of incentive measures. Specifically, we have included performance measures and payout information.

In addition to addressing shareholder feedback on these specific issues, we also have in place the following governance and best practices:

✓	Stock ownership guidelines for both senior executives and the Board of Directors
✓	No excise tax gross-ups for change-in-control payments
✓	No repricing or replacing of underwater stock options without shareholder approval
✓	Cap on payments under annual incentive plan
✓	Clawback/recovery policy
✓	Anti-hedging policy
✓	Annual non-binding Say on Pay vote
✓	Independent compensation committee comprised entirely of independent directors
✓	Independent compensation consultant who works solely for the Compensation Committee and performs no other work for the Company
✓	Corporate governance guidelines

Compensation Philosophy and Key Considerations

OVERARCHING COMPENSATION PHILOSOPHY

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to sustain our competitive advantage, and our compensation program is designed to encourage outstanding financial results and shareholder returns over the long term. Our compensation opportunities are aligned with the median of our peer group, with actual pay dependent on performance. We utilize a mix of variable compensation programs that measure long-term and short-term results. This balanced approach towards compensation supports our business strategies, aligns with our pay-for-performance philosophy, and is reinforced through sound compensation governance to mitigate excessive risk taking.

COMPENSATION PROGRAM OBJECTIVES

There are five primary objectives of the Company’s executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How our Program Supports this Objective
Support the achievement of the Company’s vision and business strategy	•	Incentive performance goals are intended to support and align with our financial and strategic objectives by focusing our executives on profitability, asset quality and strategic accomplishments.
	•	Executive rewards are directly tied to the Company’s performance results and long-term shareholder value creation (i.e. stock price).
Pay executives in line with performance, which we believe will increase long-term shareholder value	•	Payouts for the annual incentive range commensurate with performance.
•
When we miss our goals, payouts will be reduced or eliminated; performance at our target will pay out competitive awards and when we exceed our performance goals and/or peer performance, our payouts will be at the upper end of market practice.

	•	Our long-term/equity-based plan rewards stock price appreciation and the creation of long-term shareholder value.
Attract and retain talented executives to succeed in today’s competitive marketplace	•	Competitive base salaries and total compensation opportunities allow us to attract and reward executives for their role, expertise and contribution.
	•	Annual incentives reward our executives on achieving our business plans.
	•	Long-term equity incentives serve to retain our top talent and motivate them for long-term success.
Align the interests of our executive officers and shareholders	•	Long-term incentive compensation awards are equity-based.
	•	Stock ownership requirements are in place for all named executives.
	•	The Compensation Committee reviews our programs and pay-performance relationships on a regular basis.
	•	The Compensation Committee reviews alignment between CEO pay and total shareholder return.
Reinforce sound risk management practices	•	Multiple performance metrics are used, including those that serve to reduce risk.
	•	Awards are capped to mitigate excessive payouts.
	•	Our program reflects a balanced perspective of short- and long-term pay, cash and equity, fixed and variable pay and absolute and relative performance.
•
The Compensation Committee has the authority to exercise discretion to reduce bonus payments even if established goals are achieved, including instances in which executives engage in excessive risk taking.

•
The well-balanced approach seeks to enhance the pay-performance focus and also to mitigate risk taking by not placing significant focus on any one metric/perspective, but rather taking a holistic approach to total compensation.

ROLES AND RESPONSIBILITIES

Compensation Committee:

The Compensation Committee, which is comprised of independent directors, oversees our executive compensation program and is responsible for administering the Company’s incentive and equity-based plans.

The Compensation Committee also has the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy and ensuring that the total compensation paid to executives is fair, reasonable and performance-based, while being aligned with shareholder interests.

The Compensation Committee reviews all compensation components for the Company’s CEO and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee examines the total compensation mix, pay-for-performance relationship, and how all elements in aggregate comprise the executive’s total compensation package. The Compensation Committee also reviews the employment contract with the CEO and the Change-in-Control agreements or any severance agreement with other executive officers. The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to any plans.

The Compensation Committee reviews the CEO's performance annually and makes decisions regarding the CEO's compensation, including base salary, incentives and equity grants based on this review. Input and data from the inside legal, finance and human resources functions, as well as outside consultants and advisors, are provided as a matter of practice and as requested by the Compensation Committee to provide external reference and perspective. While the CEO makes recommendations on other NEOs, the Compensation Committee is ultimately responsible for approving compensation for all NEOs.

The Compensation Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors, or consultants, as it deems desirable or appropriate. The Compensation Committee is advised regularly by an independent compensation consultant. This compensation consultant acts at the sole discretion of the Board of Directors and/or the Compensation Committee, which has the sole authority to select, evaluate, retain and dismiss an independent compensation consultant.

Independent Compensation Consultant:

To aid the Compensation Committee in satisfying its responsibilities, the Compensation Committee has retained Meridian Compensation Partners, LLC ("Meridian") to act as its independent consultant. Meridian reports directly to the Compensation Committee and management may not engage Meridian to perform any other work for the Company. As requested by the Compensation Committee, Meridian may coordinate with the Company’s Human Resources and Legal Departments. The Compensation Committee Chair has regular contact with Meridian outside meetings as appropriate.

The Compensation Committee has considered Meridian’s independence for the 2014 fiscal year and whether its work raised conflicts of interest under recently-adopted NASDAQ listing standards and new SEC rules. Based on information received from Meridian and other relevant considerations, the Compensation Committee concluded that Meridian is independent and that its work for the Compensation Committee did not raise any conflicts of interest.

During 2014, Meridian:

•	Attended Compensation Committee meetings;

•
Provided independent advice to the Compensation Committee on current trends and best practices in compensation design and program alternatives and advised on plans or practices that may improve effectiveness;

•	Furnished the Compensation Committee with peer compensation data on the NEOs to provide independent recommendation on compensation;

•	Reviewed the CD&A section of the proxy statement;

•	Evaluated the programs in light of regulatory expectations and provided feedback to the Compensation Committee;

•	Helped the Compensation Committee ensure programs align executives with shareholders’ interests; and

•	Reviewed Stock Ownership Guidelines.

Meridian does not separately meet with the CEO or discuss with the CEO any aspect of his compensation.

Management

Although the Compensation Committee makes independent determinations on all matters related to compensation of the NEOs, certain members of management may be requested to attend or provide input to the Compensation Committee. Input may be sought from the CEO, Chief Financial Officer ("CFO"), Chief Human Resources Officer, General Counsel or others to ensure the Compensation Committee has the information and perspective it needs to carry out its duties.

In particular, the Compensation Committee seeks input from the CEO on matters relating to strategic objectives, Company performance goals and input on his assessment of the NEOs, including contribution and individual performance of each of his direct reports. The Chief Human Resources Officer and the General Counsel often assist the Compensation Committee on matters of design, administration and operation of the Company’s compensation programs. In some cases, the Compensation Committee delegates responsibilities to the Chief Human Resources Officer or the General Counsel to assist in development of design considerations and may be requested, on the Compensation Committee’s behalf, to work with Meridian to develop proposals for the Compensation Committee’s consideration. The Chief Human Resources Officer and/or the General Counsel report to the Compensation Committee directly on such matters. The Compensation Committee also receives regular updates from the CFO throughout the year as appropriate.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation.

PEER GROUP AND COMPETITIVE BENCHMARKING

The Compensation Committee periodically requests the independent consultant to conduct competitive benchmarking. Such data is used as a reference for program design and pay decisions. The Compensation Committee relied on a report prepared in 2012 by its previous independent compensation consultant. During 2014, Meridian developed an updated peer group for reviewing 2014 pay decisions, program practices and pay-performance alignment. The 2014 peer group was also used as a resource for developing and assessing the 2015 pay program in response to investor feedback.

Meridian developed the 2014 peer group based on objective criteria that reflected commercial banks between $3 billion and $14 billion in assets (approximately ½ - 2.5× the Company's size) located in the Southwest and Midwest regions. The 2014 peer group reflected 24 banks, positioning the Company at the median for asset size. The 2014 peer group had significant overlap with the 2012 peer group as shown below (banks in italics are new peers).

1st Source Corporation	Heartland Financial USA, Inc.
BancFirst Corporation	Hilltop Holdings Inc.
Bank of the Ozarks, Inc.	Home BancShares, Inc.
Chemical Financial Corporation	Independent Bank Group, Inc.
Community Trust Bancorp, Inc.	International Bancshares Corporation
First Busey Corporation	Lakeland Financial Corporation
First Financial Bancorp.	National Bank Holdings Corporation
First Financial Bankshares, Inc.	Park National Corporation
First Financial Corporation	Republic Bancorp, Inc.
First Merchants Corporation	Simmons First National Corporation
First Midwest Bancorp, Inc.	Southside Bancshares, Inc.
Great Southern Bancorp, Inc.	Texas Capital Bancshares, Inc.

Compensation Elements
COMPONENTS

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above and include the following components:

•	Base salary

•	Executive Incentive Plan (annual cash incentive)

•	Long-Term Incentives (equity)

•	Other benefits

•	Post-termination pay

Base Salary

Base salaries for the NEOs are typically targeted at the median of our peer group and reviewed by the first quarter during the annual performance review process. Adjustments, if any, are made based on individual performance, including responsibility and tenure, and market competitiveness while maintaining fixed costs at an appropriate level. On occasion, factors such as promotion, change in job duties, performance and market competitiveness may support an adjustment outside of the annual performance review. The Compensation Committee independently establishes the base salary for the CEO, and the CEO makes recommendations to the Compensation Committee for salary adjustments for the other NEOs.

Executive Incentive Plan (“EIP”)

The EIP is designed to provide variable compensation based on achievement of annual corporate and individual performance results. Each participant has a target award (expressed as a percentage of base earnings) and range that defines their incentive opportunity. Actual awards will be assessed at the end of the performance year and can vary from 0% - 170% of target incentive opportunity.

2014 Annual Incentive Targets

Role	Below Threshold	Threshold (50%)	Target (100%)	Maximum (170%)
CEO	0%	25%	50%	85%
Executive VPs	0%	20%	40%	68%

The “gate” for participation in the EIP is 85% of budgeted net income, which excludes certain items such as one-time, non-recurring charges associated with a merger or acquisition. Any exclusions from budgeted net income used to determine annual incentive awards must be approved by the Compensation Committee and ratified by the Board of Directors. No payments under the plan will be made if the gate is not met. Once the gate is achieved, the plan is “turned on” and payouts are then determined based on performance against four defined performance measures. The four 2014 performance goals were: 1) net interest margin, 2) efficiency ratio, 3) return on assets and 4) non-performing assets to average total assets (see table below). Performance of these metrics is measured on a relative basis against the SNL Small Cap U.S. Banks Index ("Index"), excluding non-exchange traded banks (e.g., OTCBB, Pink Sheet). The Compensation Committee feels that these four metrics focus our executives on profitability, asset quality and strategic accomplishments, which in turn drives long-term shareholder value.
In addition to the above listed performance goals relative to the banking industry, a portion of the incentive will reflect an assessment of accomplishments towards the strategic plan of the Company relating to three core initiatives: increasing household penetration, shifting the Company's asset mix and deposit growth.

Performance Measure	Performance Results and Payout			Weight
	Threshold (50% payout)	Target (100% payout)	Stretch (170% payout)
Net Interest Margin	35th Percentile	50th Percentile	75th Percentile	20%
Efficiency Ratio				20%
Return on Assets				20%
NPAs/Average Assets				20%
Strategic Achievement	Assessment of strategic achievement and progress against three core initiatives: household penetration, deposit growth and asset mix			20%
Total				100%

Payment of the EIP is made 100% in cash after the end of the performance period. The EIP is subject to a clawback provision that states that any payment made under the EIP which was based upon materially inaccurate financial statements which require a restatement will be subject to repayment. The repayment, in whole or in part, is at the discretion of the Compensation Committee, which is subject to any limitations imposed by law.

The Compensation Committee reserves the right to apply negative discretion to the EIP as needed to reflect business environment, market conditions that may affect the Company's performance and incentive plan funding, as well as overall risk and regulatory issues.

Long-Term Incentives (Equity-Based Awards)

The Compensation Committee is authorized to issue long-term incentive/equity awards from its 2007 Equity Incentive Plan and its 2012 Equity Incentive Plan, both of which were approved by shareholders. The purpose of the long-term incentive plan is to provide a meaningful portion of compensation delivered in stock. We believe paying our executives in stock promotes the long-term success of the Company, aligns our executives with shareholder interests, and increases shareholder value by attracting, encouraging and retaining executives and directors. The plans allow the Company to grant stock options, stock appreciation rights, restricted stock and restricted stock units to directors, advisory directors, officers and other employees of the Company.

Benefits

The Company offers all of its employees benefit programs that provide protection for health, welfare and retirement. These programs are typical at most companies and include healthcare, life insurance, disability, dental and vision insurance and relocation benefits, as well as an employee stock ownership program and retirement programs.

Deferred Compensation Plan. The Company maintains a non-qualified deferred compensation plan that allows selected management and highly compensated employees and directors to defer a portion of their current base salary, annual cash incentive plan award, or director's compensation into the plan until his or her termination of service, disability or a change in control. There is no limit regarding how much of a participant's compensation may be deferred. All funds deferred by participants are deposited into a brokerage account owned by the Company, but each participant controls the investment decision with respect to his or her account. All participants are 100% vested in their deferrals and the earnings thereon. A participant may elect to receive his or her account on a specified date that is at least five years from when the deferral amount is contributed to the plan, or to have his or her account distributed upon either the earlier or later of the specified payout date or the participant's termination of service. All distributions under the plan can be made in a cash lump sum equal to the value of the participant's deferred compensation plan account at the time of distribution or in annual payments, pursuant to the participant's initial elections. Payments may also be made on account of an unforeseeable financial emergency.

401(k) Plan. The Company offers a qualified, tax-exempt savings plan to employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”). All employees who are age 18 or older are eligible to make 401(k) contributions. Eligible employees are also entitled to matching contributions, if any, after they have completed 12 months of continuous employment during which they worked at least 1,000 hours.

Participants are permitted to make contributions to the 401(k) Plan of up to 75% of their annual salary, up to a maximum allowed by the U.S. Internal Revenue Service ("IRS") Code 402(g). In addition, participants who have attained age 50 may defer an additional $5,500 annually as a 401(k) “catch-up” contribution under IRS Code 414(v). During 2014, we matched eligible 401(k) contributions (other than catch-up contributions) in an amount equal to 100% of the first 5% of the participant's 401(k) deferrals for the year up to a maximum of 5% of the participant's salary. The plan allows for a discretionary profit sharing contribution; however, with the implementation of the employee stock ownership plan in 2006, no profit sharing contributions are currently paid. All 401(k) deferrals made by participants are pre-tax contributions, and those deferrals and earnings thereon are immediately vested. Matching contributions and earnings thereon vest at 20% per year, beginning with the second year of service. In the event of retirement at age 65 or older, permanent disability or death, however, a participant will automatically become 100% vested in all matching and profit sharing contributions and earnings thereon.

Participants may invest amounts contributed by them, as well as the employer matching and profit sharing contributions, in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator. Participants are permitted to borrow against their account balance in the 401(k) Plan.

Employee Stock Ownership Plan. As part of our 401(k) plan, we maintain an employee stock ownership plan (“ESOP”). The principal purpose of the ESOP is to provide a valuable benefit to employees by virtue of stock ownership. The ESOP borrowed funds from the Company and acquired Company common stock in connection with its 2006 and 2010 stock offerings. The common stock is allocated to ESOP participants over time as the ESOP loan is repaid to the Company. Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released to participants' accounts as debt service payments are made. Shares released are allocated to each eligible participant's ESOP account based on the ratio of each participant's eligible compensation to the total eligible compensation of all participants. An employee is eligible for an employee stock ownership allocation if he or she has been employed for one year, is credited with 1,000 or more service hours during the plan year, and either is actually employed on the last day of the plan year or has attained age 65. Forfeitures are reallocated among remaining participating employees in the same manner as an employee contribution. The account balances of participants vest at a rate of 20% for each year of service, beginning with the first year of service. Credit for eligibility and vesting is given for years of service with the Bank in accordance with the terms of the ESOP. In the case of a “change in control,” which triggers termination of the plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service, or upon termination of the plan.

Executive Perquisites. In addition to life insurance owned by the Company, our CEO and Thomas Swiley receive a benefit allowance and the remaining NEOs receive various other perquisites and personal benefits which total less than $10,000.

Employment Agreement of Kevin J. Hanigan. Kevin J. Hanigan, President and Chief Executive Officer of the Company, has an existing employment agreement with the Company. The agreement, which was entered into in December 2013, provides for an initial term expiring February 28, 2015, with an automatic annual extension on the last calendar day of February of each year, provided that neither party has given notice to the other in writing at least 60 days prior to such automatic extension date that the term of the agreement shall not be extended further. Under the terms of the agreement, in the event Mr. Hanigan’s employment is terminated for any reason other than cause, death, or disability, or if Mr. Hanigan terminates his employment for good reason and, in each case, unrelated to a change of control, the Company will (i) pay Mr. Hanigan his base salary, as in effect on the termination date for the longer of the remainder of the term or 18 months, (ii) pay him his pro rata portion of any earned but unpaid target bonus and (iii) provide him with group health coverage substantially similar to the Company’s group health coverage in which he was participating immediately prior to his termination (which coverage shall continue until the earlier of two years following the date of termination, or the date on which he is or becomes eligible for comparable coverage under the group health plan of a subsequent employer).

If Mr. Hanigan’s employment is terminated by him for good reason or by the Company for a reason other than cause within six months preceding or 12 months following a change in control of the Company, Mr. Hanigan will be entitled to receive (i) a lump sum cash payment equal to two times his highest annual base salary for the three-year period ending on the date of termination, (ii) a lump sum cash payment in an amount equal to two times the greater of the average annual bonus paid for the three full fiscal years immediately preceding the date of termination, or the target bonus for the fiscal year in which the date of termination occurs, and (iii) group health coverage substantially similar to the Registrant’s group health coverage in which he was participating immediately prior to his termination (which coverage shall continue until the earlier of two years following the change in control, or the date on which Mr. Hanigan is or becomes eligible for comparable coverage under the group health plan of a subsequent employer). In the event the Company and its wholly owned banking subsidiary are at least adequately capitalized, as determined by the Company’s Board of Directors in good faith, at the time a change in control occurs, then the phrase “two times” in subparagraphs (i) and (ii) in the preceding sentence shall be replaced with the phrase “three times.” Additionally, all long-term equity-based incentive compensation awards held by Mr. Hanigan and outstanding immediately prior to such change in control shall fully vest upon a change in control.

Mr. Hanigan’s employment agreement also contains a 24 month non-competition agreement and non-solicitation provisions which commences upon his termination of his employment for any reason under the employment agreement. In addition, the value of compensation and benefits payable under the agreement is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.

Change in Control and Severance Benefits Agreements with Charles D. Eikenberg, Scott A. Almy and Thomas S. Swiley. The Company has entered into Change in Control Agreements with Mr. Eikenberg, Mr. Almy and Mr. Swiley. The Agreements are for one-year periods and the term of the agreements will be extended annually for a period of one year, provided that the Company has not given notice in writing at least 90 days prior to such anniversary date that the term of the agreements shall not be extended further. Under the terms of the agreements, in the event of the executive's involuntary termination unrelated to a change of control, the Company will (i) continue to pay the executive’s base salary, as in effect on the termination date for one year and (ii) provide to the executive, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. The executive also shall be provided with reasonable outplacement services following an involuntary termination. In the event of the executive’s involuntary termination related to a change of control, the Company will (i) pay executive a lump sum cash payment equal to two times the executive’s average annual base salary for the three-year period ending on the date of termination, (ii) pay a lump sum cash payment in an amount equal to two times the greater of (A) the average annual bonus paid for the three full fiscal years immediately preceding the date of termination, or (B) the target bonus for the fiscal year in which the date of termination occurs, (iii) provide group health coverage until the earlier of (A) two years following termination, or (B) the date on which executive becomes eligible for comparable coverage of a subsequent employer, and (iv) provide the executive with reasonable outplacement services for one year.

The severance payments are subject to the executive executing a general release. Amounts received by an executive with respect to services performed by the executive for others during the one year period following termination shall reduce the amounts payable by the Bank under the terms of the severance agreement.

2014 Compensation Decisions

Individual compensation decisions (base salary adjustments and incentive awards) for all the NEOs are based upon operational performance, achievement of strategic initiatives and individual performance. The Compensation Committee, in its sole discretion, determines any salary adjustments and approves the short-term and long-term incentive awards for the CEO and other NEOs.

Base Salaries

The Compensation Committee evaluated base salaries for 2014 in February 2014. For the CEO, the Compensation Committee reviewed market data provided by the consultant, as well as Mr. Hanigan's experience and performance. The Compensation Committee considered recommendations from Mr. Hanigan for the other NEOs. The average salary increase in 2014 for all employees in the Company was 2.7%, which was the increase granted to NEOs in 2014. The Compensation Committee approved the following salaries for 2014:

Executive	2013 Salary	2014 Salary	% Change
Kevin Hanigan	$535,000	$549,450	2.7%
Kari Anderson [1]	190,000	195,150	2.7
Chuck Eikenberg	270,000	277,300	2.7
Scott Almy	270,000	277,300	2.7
Tom Swiley	270,000	277,300	2.7
1 Ms. Anderson received an additional $6,000 per month for her service as interim principal financial officer from July 31, 2013 to December 31, 2014. This payment is not included in her base salary of $195,150.

Executive Incentive Plan

For 2014, the Company achieved 88% of budgeted net income, which exceeded the "gate" required for participation in the 2014 EIP. Once the gate was achieved, the Company reviewed its performance against the performance of the Index for the four financial metrics set forth below. The following table illustrates the various performance thresholds and related payout allocations.

Company Percentile Rank Against Index	% Target Payout
Below 35th percentile	—%
Equal to 35th percentile	50%
Equal to 50th percentile	100%
Equal to 75th percentile or greater	170%

Between the percentile ranks listed in the above table, interpolation is used to determine the payout percentage of the annual incentive target award.

The table below summarizes our performance and payout for each component. The Compensation Committee then assessed the NEOs' performance relative to strategic achievements and approved a 100% payout allocation for this component reflecting the significant achievement of maintaining strong financial performance while finalizing the merger with LegacyTexas Group, Inc.

Performance Measure	Weight	Actual Percentile Ranking	Payout Allocation
Net Interest Margin	20%	54%	111%
Efficiency Ratio	20%	84%	170%
Return on Assets	20%	66%	145%
NPAs/Average Assets	20%	78%	170%
Strategic Achievement	20%	Not applicable	100%

Based upon the strong achievement of the Company obtaining median and above performance for each measure in 2014, the NEOs received payouts in excess of target, but not at the maximum level of the plan. The payouts for the 2014 EIP were as follows and, for all NEOs with the exception of Ms. Anderson, equated to 139% of target. Ms. Anderson's payout for the 2014 EIP equated to 128%. Because Ms. Anderson's NEO status was temporary due to her role as interim Principal Financial Officer during 2014, her EIP payout is calculated on a different tier than the Company's other NEOs.

Executive	Target Incentive Opportunity (% of base salary)	Actual % of Salary Earned	Payout
Hanigan	50%	70%	$382,417
Anderson	40%	51%	$100,000
Eikenberg	40%	56%	$154,401
Almy	40%	56%	$154,401
Swiley	40%	56%	$154,401

Long-Term Incentives (Equity-Based Awards)

No equity grants were made to existing Company NEOs in 2014 or are planned in 2015, other than potentially for newly hired executives. At completion of the merger with LegacyTexas Group, Inc. on January 1, 2015, Mays Davenport (Executive Vice President of LegacyTexas Bank) joined the Company as Executive Vice President and CFO. In connection with the merger, Mr. Davenport was awarded 12,000 shares of restricted stock, with 4,000 shares vesting immediately and 8,000 shares vesting in two equal annual installments beginning on January 23, 2016.

Other Compensation and Governance Policies and Practices

Clawback Policy

We maintain a "clawback" policy which provides that if for any reason the Company has to restate its financial statements, the Compensation Committee may recover incentive awards earned during the current year and up to three years before the restatement. The Compensation Committee may require reimbursement of a bonus or incentive compensation awarded to current and past officers or cancel unvested restricted stock or other stock or stock-based awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results. This policy applies in addition to the clawback provision of the Sarbanes-Oxley Act of 2002 and the clawback provisions of our shareholder approved long-term incentive plans.

Stock Ownership Guidelines

We have stock ownership guidelines that require senior officers, including the NEOs, to own a significant amount of Company stock. Utilizing stock ownership guidelines helps to align leadership with shareholder interests and to reinforce focus on the long-term success of the Company. Senior officers have five years from the time they are promoted or named to a senior leadership position to achieve the ownership levels set forth in the following table.

Level	Guideline
President and CEO	3.0× base salary
Other NEOs	2.0× base salary
Non-Employee Directors	10,000 shares

For purposes of the stock ownership guidelines, stock ownership includes:

•	All shares owned, but excluding unexercised stock options, unvested shares of restricted stock or restricted stock units;

•	Shares held in trust where the NEO or Board member retains beneficial ownership; and

•	Any shares accumulated through employee benefit plans.

As of December 31, 2014, all NEOs who have held their current title for at least five years have met their respective stock ownership guideline levels.

Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their NEOs. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible. The shareholder approved share-based compensation plans permit the award of stock options, stock appreciation rights and other equity awards that are fully deductible under Code Section 162(m).

Anti-Hedging

The Company’s anti-hedging policy prohibits the Board of Directors, and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company's common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds.

Risk Assessment Review

The Compensation Committee at least annually reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Compensation Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Compensation

Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results and allow for incentive awards to be adjusted downward. Our governance procedures also ensure awards are reviewed for appropriateness before they are distributed.

We have determined that risks arising from the Company's employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Compensation Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Looking Forward- 2015 Compensation
Executive Base Salaries

Consistent with our annual review of salaries, and in consideration of market data provided by our consultant, the Compensation Committee approved the following salaries for 2015. These salaries remain consistent with roles and market data provided for the peer group discussed previously.

Name	2015	2014	% Increase
Kevin J. Hanigan	$580,000	$549,450	5.6%
Kari J. Anderson [1]	205,000	195,150	5.0
Mays Davenport [2]	285,000	—	—
Charles D. Eikenberg	285,000	277,300	2.8
Scott A. Almy	285,000	277,300	2.8
Thomas S. Swiley	285,000	277,300	2.8
1 Ms. Anderson was promoted to the position of Chief Accounting Officer and served as interim principal financial officer from July 31, 2013 to December 31, 2014. For her service as interim principal financial officer, Ms. Anderson received an additional $6,000 per month that was not included in her base salary of $195,150 above, but is included in the Summary Compensation table below.
2 Mr. Davenport joined the Company as Chief Financial Officer in January 2015 as part of the merger with LegacyTexas Group, Inc.

Executive Incentive Plan (annual cash incentive)

The 2015 short-term cash incentive program is substantially similar to the 2014 plan. We retained our gate and overall structure. However, we eliminated positive discretion based on feedback from shareholders, updated our performance goals to support our 2015 business plan and adjusted the CEO target incentive to be aligned with market practice for banks similar in size to LegacyTexas Bank (or, "us".)

Long-Term Incentives (Equity)

We again commit that no additional grants will be made during 2015 to those executives who received one-time grants in 2013. New grants of equity will only be made, if at all, to newly hired executives or those executives who are promoted. Any future awards will be made in consideration of current market practice, our compensation philosophy, and desire to provide pay aligned with performance and in support of shareholder interests.

Summary Compensation

The following table sets forth information concerning the annual compensation for services provided by our CEO, our Interim Principal Financial Officer and our three other most highly compensated executive officers who were serving at the end of the fiscal year ended December 31, 2014.

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation [4]	All Other Compensation [5]	Total

Kevin J. Hanigan, President/CEO [6]	2014	$549,450	$—	$—	$—	$382,417	$128,485	$1,060,352
	2013	535,000	—	1,712,400	713,796	422,652	138,854	3,522,702
	2012	347,115	307,842	732,652	—	130,839	49,770	1,568,218
Kari J. Anderson, SVP, Chief Accounting Officer and Interim Principal Financial Officer [7]	2014	267,150	—	—	53,685	100,000	52,931	473,766
	2013	204,670	—	—	31,647	50,000	48,875	335,192
Charles D. Eikenberg, EVP, Community Banking [6]	2014	277,300	—	—	—	154,401	72,674	504,375
	2013	270,000	—	684,960	297,415	152,412	75,149	1,479,936
	2012	169,692	121,770	318,770	—	38,160	13,593	661,985
Scott A. Almy, EVP, Chief Risk Officer & General Counsel [8]	2014	277,300	—	—	—	154,401	71,061	502,762
	2013	270,000	—	684,960	297,415	152,412	36,977	1,441,764
	2012	106,154	61,770	337,850	—	38,160	4,760	548,694
Thomas S. Swiley, EVP, Chief Lending Officer [8]	2014	277,300	—	—	—	154,401	80,276	511,977
	2013	270,000	—	684,960	297,715	152,412	45,016	1,450,103
	2012	106,154	61,770	337,850	—	38,160	4,760	548,694
1 Reflects discretionary bonuses consisting of cash and immediately vested stock awards. In May 2012, Mr. Hanigan was awarded 19,496 immediately vested stock awards with a grant date fair value of $15.79 per share. In December 2012, Mr. Eikenberg, Mr. Almy and Mr. Swiley received the following bonuses with a grant date fair value of $20.59 per share: Mr. Eikenberg - 3,000 shares and $60,000 cash; Mr. Almy - 3,000 shares; and Mr. Swiley - 3,000 shares.
2 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company's common stock on the date the award was made. The assumptions used in the calculation of this amount are included in Note 15.of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC. These stock awards, which are earned over three or five years depending on the term of the underlying grant, are subject to both performance and time-based vesting criteria - see "Outstanding Equity Awards at Fiscal Year-End" for additional information.
3 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the fair value of the stock option awards, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 15 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC. These option awards, which are earned over five years, are subject to time-based vesting criteria - see "Outstanding Equity Awards at Fiscal Year-End" for additional information.
4 Reflects short-term incentive bonuses awarded for performance under the EIP. All 2012 short-term incentive bonuses were paid 50% in cash and 50% in phantom stock, with the phantom stock mirroring the Company's common stock price. The Compensation Committee discontinued the use of phantom stock in the 2013 EIP. Applying its right to amend, modify and adjust payouts, the Compensation Committee determined that short-term incentive bonuses held by the Company in phantom stock be distributed in January 2014 along with incentive payments made at the same time under the 2013 EIP.

5 The amounts reported for 2014 are listed in the below table.
6 Mr. Hanigan and Mr. Eikenberg joined the Company in April 2012 as part of the Highlands acquisition.
7 Ms. Anderson was promoted to the position of Chief Accounting Officer and served as interim principal financial officer from July 31, 2013 to December 31, 2014. In addition to her base salary of $195,150, Ms. Anderson received an additional $6,000 per month for service as interim principal financial officer, which amounts are reflected in the salary column.
8 Mr. Almy and Mr. Swiley were hired in July 2012.

The amounts reported as "All Other Compensation" for 2014 are listed below.

	Benefit Type
	401(k) matching	ESOP allocation	Dividends paid on restricted stock	Bank-owned life insurance[1]	Perquisites and other personal benefits		Total
Name
Kevin J. Hanigan	$15,336	$40,019	$38,120	$260	$34,750	[2]	$128,485
Kari J. Anderson	12,832	40,019	—	80	—		52,931
Charles D. Eikenberg	9,222	40,019	18,664	154	4,615	[3]	72,674
Scott A. Almy	7,578	40,019	18,664	—	4,800	[3]	71,061
Thomas S. Swiley	10,793	40,019	18,664	—	10,800	[4]	80,276
1 Represent insurance premiums paid on the death benefit portion of bank-owned life insurance. Under the terms of the bank-owned life insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to two times the insured employee's base salary on the date of purchase if the insured dies while employed at the Company.
2 Represents $33,654 health benefit allowance and $1,096 for spouse travel.
3 Represents auto allowance.
4 Represents $6,000 health benefit allowance and $4,800 auto allowance.

Grants of Plan-Based Awards

The following table provides information concerning 2014 plan-based awards made to NEOs.

			Estimated Future Payouts Under Non-Equity Annual Cash Incentive Plan Awards (STI) [1]			All Other Option Awards: Number of Securities Underlying Options[2]	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards [3]
Name	Award Type	Grant Date	Threshold	Target	Maximum
Kevin J. Hanigan	cash incentive		$137,363	$274,725	$467,033
Kari J. Anderson	cash incentive		39,030	78,060	132,702
	stock option	9/18/2014				7,500	$26.07	$53,685
Charles D. Eikenberg	cash incentive		55,460	110,920	188,564
Scott A. Almy	cash incentive		55,460	110,920	188,564
Thomas S. Swiley	cash incentive		55,460	110,920	188,564
1 For each NEO, the amounts reported above represent the threshold, target and maximum amounts that were potentially payable for the year ended December 31, 2014 under the Company's 2014 EIP if all performance criteria met the required level. If some, but not all, performance criteria met or exceeded the threshold level, a pro-rata portion of the incentive award could still be earned. For 2014, the following amounts were earned:

Name	Incentive Earned
Kevin J. Hanigan	$382,417
Kari J. Anderson	100,000
Charles D. Eikenberg	154,401
Scott A. Almy	154,401
Thomas S. Swiley	154,401
For additional information regarding the EIP, see “Compensation Discussion and Analysis - Compensation Elements - Executive Incentive Plan.”

2 Granted under shareholder-approved equity incentive plans.
3 The amount in this column is calculated using the grant date fair values of the award under FASB ASC Topic 718, based on the fair value of the stock option award, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of this amount are included in Note 15 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the unexercised stock options and outstanding stock awards held by NEOs as of December 31, 2014.

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested [12]	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested [12]

Kevin J. Hanigan	24,000	96,000	[1]	—		$20.85	2/28/2023	47,667	[8]	$1,136,858	24,000	[11]	$572,400
Kari J. Anderson	840	—		—		11.66	5/15/2018	—		—	—		—
	1,680	—				10.74	5/19/2019	—		—	—		—
	1,960	980	[2]	—		11.08	5/25/2020	—		—	—		—
	1,400	700	[3]	700	[7]	12.72	5/24/2021	—		—	—		—
	2,000	3,000	[4]	—		15.79	5/23/2022	—		—	—		—
	1,200	4,800	[5]	—		19.44	5/20/2023	—		—	—		—
	—	7,500	[6]	—		26.07	9/18/2024	—		—	—		—
Charles D. Eikenberg	10,000	40,000	[1]	—		20.85	2/28/2023	25,534	[9]	608,986	9,600	[11]	228,960
Scott A. Almy	10,000	40,000	[1]	—		20.85	2/28/2023	25,534	[10]	608,986	9,600	[11]	228,960
Thomas S. Swiley	10,000	40,000	[1]	—		20.85	2/28/2023	25,534	[10]	608,986	9,600	[11]	228,960
1 Vests in equal installments on February 28, 2015, 2016, 2017 and 2018.
2 Vests on May 25, 2015.
3 Vests on May 24, 2015.
4 Vests in equal installments on May 23, 2015, 2016 and 2017.
5 Vests in equal installments on May 20, 2015, 2016, 2017 and 2018.
6 Vests in five equal annual installments commencing on September 18, 2015.
7 Vests on May 24, 2016, subject to the Company meeting certain performance criteria for the 2015 fiscal year.
8 7,667 shares vest on August 20, 2015; 32,000 shares vest in equal installment on February 28, 2015, 2016, 2017 and 2018; and 8,000 shares vested on February 28, 2015.
9 7,200 shares vest in equal installments on May 23, 2015, 2016 and 2017; 2,334 shares vest on August 20, 2015; 12,800 shares vest in equal installments on February 28, 2015, 2016, 2017 and 2018; and the remaining 3,200 shares vested on February 28, 2015.
10 7,200 shares vest in equal installments on July 16, 2015, 2016 and 2017; 2,334 shares vest on August 20, 2015; 12,800 shares vest in equal installments on February 28, 2015, 2016, 2017 and 2018; and the remaining 3,200 shares vested on February 28, 2015.

11 Vests in equal installments on February 28, 2016, 2017 and 2018, subject to the Company meeting certain performance criteria for each vesting tranche.
12 Based on the closing price of $23.85 per share of Company common stock as reported on the NASDAQ Stock Market on December 31, 2014.

Option Exercises and Stock Vested
The following table provides information concerning the options awards and the restricted stock awards that were exercised or vested during 2014 with respect to the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting [1]
Kevin J. Hanigan	—	$—	15,667	$396,659
Kari J. Anderson	—	—	—	—
Charles D. Eikenberg	—	—	7,933	199,073
Scott A. Almy	—	—	7,933	202,409
Thomas S. Swiley	—	—	7,933	202,409
1 Represents the value realized upon vesting of restricted stock awards based on the market value of shares on the vesting date.
Non-qualified Deferred Compensation
The following table sets forth information about the non-qualified deferred compensation activity during 2014 for the NEOs participating in the deferred compensation plan.

Name	Plan	Executive Contributions in Last FY [1]	Company's Contributions in Last FY	Aggregate Earnings in Last FY [2]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE [3]
Kevin J. Hanigan	Deferred Compensation Plan	$20,076	$—	$5,288	$—	$69,657
1 All amounts are reported as compensation for 2014 in the Summary Compensation Table under the “Salary” column.
2 None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.
3 Of the aggregate balances shown, $64,365 was reported as compensation earned by Mr. Hanigan in the Company's Summary Compensation Table for 2014 and for prior years.
See the discussion under “Compensation Elements"- "Benefits "-“Deferred Compensation Plan” for additional information regarding our non-qualified deferred compensation arrangements.

Post-Termination Payments and Benefits
The following table summarizes the value of the termination payments and benefits that the NEOs would have received if their employment had been terminated on December 31, 2014, under the circumstances shown.

Benefit	Retirement	Death	Disability	Involuntary or Good Reason termination (not in connection with change in control)	Involuntary or Good Reason termination (in connection with change in control)

Kevin J. Hanigan
Salary continuance [1,2]	$—	$600,000	$—	$1,098,900	$2,584,258
Restricted stock award [4]	—	1,709,258	1,709,258	—	1,709,258
Stock options [5]	—	288,000	288,000	—	288,000
BOLI [6]	—	150,000	—	—	—
Outplacement and healthcare [7]	—	—	—	16,154	32,308
Kari J. Anderson
Salary continuance [1]	—	600,000	—	—	—
Stock options [5]	—	73,445	73,445	—	73,445
BOLI [6]	—	190,000	—	—	—
Charles D. Eikenberg
Salary continuance [1,3]	—	600,000	—	277,300	639,858
Restricted stock award [4]	—	837,946	837,946	—	837,946
Stock options [5]	—	120,000	120,000	—	120,000
BOLI [6]	—	100,000	—	—	—
Outplacement and healthcare [7]	—	—	—	16,154	32,308
Scott A. Almy
Salary continuance [1,3]	—	600,000	—	277,300	639,858
Restricted stock award [4]	—	837,946	837,946	—	837,946
Stock options [5]	—	120,000	120,000	—	120,000
Outplacement and healthcare [7]	—	—	—	16,109	32,218
Thomas S. Swiley
Salary continuance [1,3]	—	600,000	—	277,300	639,858
Restricted stock award [4]	—	837,946	837,946	—	837,946
Stock options [5]	—	120,000	120,000	—	120,000
Outplacement and healthcare [7]	—	—	—	10,404	20,808
1 Amount for payment upon death represents four times annual base salary up to $600,000, which is a benefit available to all active full time officers. 2 For termination of Mr. Hanigan not in connection with a change in control, the amount reflects the annual base salary for 18 months, or if the termination occurs in connection with or following a change in control, Mr. Hanigan may receive up to 36 months of annual base salary. The amount reported for termination not in connection with a change in control includes a pro rata portion of any earned but unpaid target cash incentive, and for termination connected with a change in control, the amount reported includes an amount equal to three times the average annual cash incentive paid for the three fiscal years immediately preceding the date of termination. If the change in control occurred during such time as the Bank and the Company are not at least “adequately capitalized” (within the meaning of 12 U.S.C. § 1831o(b)), the amount of annual base salary would be reduced to up to 24 months and would include an amount equal to two times the average annual cash incentive paid for the three fiscal years immediately preceding the date of termination. See "Compensation Elements- Benefits- Employment Agreement of Kevin J. Hanigan."
3 For termination of Messrs. Eikenberg, Almy and Swiley not in connection with a change in control, the amount reflects the annual base salary for 12 months, or if the termination occurs in connection with or following a change in control, the NEOs may receive up to 24 months of the NEO's average annual base salary for the three year period ending on the date of termination. The amount reported for termination connected with a change in control includes an amount equal to two times the average annual cash incentive paid for the three fiscal years immediately preceding the date of termination. See "Compensation Elements- Benefits- Change in Control and Severance Benefits Agreements with NEOs."

4 Represents the value of the accelerated restricted shares of the Company's common stock granted based on a closing price of $23.85 per share on December 31, 2014. Acceleration and vesting occurs upon death, disability, and change in control.
5 Represents the value of the accelerated stock options calculated using the difference between the closing price of $23.85 per share on December 31, 2014 and the option exercise price. Acceleration and vesting occurs upon death, disability, and change in control.
6 Represents the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at the Company.
7 Amount represents the estimated cost of outplacement services and the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, that will be provided to the NEO in the event of involuntary or good reason terminations.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation
The following table sets forth a summary of the compensation paid to the Company's non-employee directors during 2014, each of whom is also a director of the Bank. Compensation is paid to directors for service on the Bank Board of Directors. No additional compensation is paid for service on the Company's Board.

Name	Fees Earned or Paid in Cash [1]	Stock Awards [2]	Option Awards	All Other Compensation [3]	Total

Anthony J. LeVecchio	$112,750	$—	$—	$12,183	$124,933
Bruce Hunt	41,250	—	—	12,097	53,347
Brian McCall	48,250	—	—	11,670	59,920
Karen H. O'Shea	67,500	—	—	11,740	79,240
Arcilia Acosta [4]	40,000	—	—	—	40,000
James B. McCarley [5]	22,000	238,900	—	51,046	311,946
V. Keith Sockwell [5]	15,750	238,900	—	51,059	305,709
1 Directors may defer all or any part of their director's fees, which pursuant to the non-qualified deferred compensation plan are invested in independent third-party mutual funds.
2 The amounts in this column represent the grant date fair values of the awards calculated under FASB ASC Topic 718, of 10,000 shares of Company common stock with a grant date fair value of $23.89 granted to Directors McCarley and Sockwell pursuant to the Directors' Agreements disclosed in footnote 5 of this table.
3All other compensation for the current board members includes dividends paid on restricted stock and premiums on life insurance. For Messrs. McCarley and Sockwell, all other compensation included the 2014 installment of the cash separation benefit disclosed in footnote 5 of this table.
4 During 2014, Ms. Acosta served on the Bank's board only. On January 1, 2015, Ms. Acosta was appointed to the board of the Company.
5 Pursuant to the terms of the Directors Retirement Agreements entered into with Messrs. McCarley and Sockwell on March 6, 2013, each of them received: (i) a cash separation benefit of $180,000 payable, at the director's election, in a lump sum or four equal annual installments (reported above in "All Other Compensation"; and (ii) a restricted stock award on the director's retirement date under the Company's 2012 Equity Incentive Plan of 10,000 shares vesting in one-third annual increments beginning on the first anniversary of the award date, with vesting subject to continuous service as an advisory director.
During 2014, each non-employee director active at December 31, 2014 received (i) a $20,000 annual retainer; (ii) $1,000 per board meeting attended and (iii) $750 per committee meeting attended. In addition, the Chairman of the Board received an additional $30,000 per year fee, the Audit Committee Chair received an additional $7,500 per year fee and the Compensation Committee Chair received an additional $5,000 per year fee. These same retainers and fees are projected for 2015. Directors may elect to defer receipt of all or any part of their directors' fees pursuant to a non-qualified deferred compensation plan. All funds deferred by participants are deposited into a brokerage account owned by the Bank, but each participant controls the investment decision with respect to his or her account. We also pay premiums for a life insurance policy and accidental death and dismemberment policy for the benefit of each non-employee director. Under the terms of the Bank Owned Life Insurance, each director was provided a death benefit of $40,000 if the insured dies while a director at the Bank. If the director leaves the service of the Company for any reason other than death, all rights to any such benefit cease.
Directors are provided or reimbursed for travel and lodging (including for spouse) and are reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. We also pay the premiums on directors' and officers' liability insurance. We also pay the premiums on a $50,000 term life insurance policy covering each director, and on Bank-owned life insurance.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with management. Based on the Compensation Committee's review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Karen H. O'Shea (Chair)
Anthony J. LeVecchio
Arcilia C. Acosta

CORPORATE GOVERNANCE
Director Independence. The Board of Directors of the Company has determined that all of its directors, with the exception of Kevin J. Hanigan, the Company's President and Chief Executive Officer, are “independent directors” as that term is defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Select Market and by the SEC, including the more stringent independence requirements for Audit and Compensation Committee membership. These independent directors are Anthony J. LeVecchio, Bruce W. Hunt, James Brian McCall, Karen H. O'Shea, Arcilia C. Acosta, George A. Fisk and R. Greg Wilkinson.
Board Leadership Structure. The Board has placed the responsibilities of Chairman with an independent nonexecutive member of the Board, which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; and presiding at Board meetings, executive sessions and shareholder meetings. This delineation of duties allows the President and CEO to focus his attention on managing the day-to-day business of the Company. We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the Company in the eyes of our customers, employees and other stakeholders. Executive sessions of the non-management directors without management in attendance are provided for at each regularly scheduled Board meeting and are chaired by our non-executive Chairman of the Board.
Board Role in Risk Oversight. The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. The Audit Committee meets quarterly with management in order to review our major financial risk exposures and the steps management is taking to monitor and control such exposures. Directors also serve on various committees that focus on major areas of risk in the Company that include, but are not limited to, loans, investments, technology and compensation. Directors discuss risk and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports to the full Board of Directors.

Board Meetings and Committees
The membership of the Bank's Board of Directors is identical to the Company's Board of Directors. Meetings of both Boards of Directors are generally held on a monthly basis, which is in addition to quarterly strategic meetings and the occasional special meeting. For the fiscal year ended December 31, 2014, the Board of Directors of the Company held 21 meetings, 17 of which included a meeting of the Board of Directors of the Bank. During fiscal year 2014, no director who served during 2014 attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.
The Board of Directors of the Company has standing Compensation, Audit, and Governance and Nominating Committees. Information regarding the functions of these Board committees, their present membership and the number of meetings held by each committee for the year ended December 31, 2014, is set forth below:
Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The current members of the Compensation Committee are Directors O'Shea (Chair), LeVecchio and Acosta. The Compensation Committee is responsible for (i) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees, (ii) reviewing and monitoring existing compensation plans, policies and programs and recommending changes to the goals and objectives of these plans, policies and programs to the entire Board, and (iii) reviewing and recommending new compensation plans, policies and programs. See also “Compensation Discussion and Analysis - Compensation Philosophy and Key Considerations.” In 2014, the Compensation Committee held nine meetings.
Audit Committee and Audit Committee Financial Expert. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements, our financial reporting processes, our systems of internal accounting and financial controls, our compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors.
The current members of the Audit Committee are Directors LeVecchio (Chair), McCall, and Acosta. All members of the Audit Committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Mr. LeVecchio has had past employment experience in finance or accounting and/or requisite professional certification in accounting that results in his financial expertise. The Board of Directors has determined that Mr. LeVecchio meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” During 2014, the Audit Committee held nine meetings.
Governance and Nominating Committee. The Governance and Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Governance and Nominating Committee is responsible for overseeing the corporate governance policies for the Company and to identify and recommend director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee. The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee. The Governance and Nominating Committee has the following responsibilities under its charter:

(i)
Review and recommend to the Board of Directors for approval policies to enhance the Board's effectiveness, including policies with respect to the distribution of information to Board members, the size and composition of the Board, and the frequency and structure of Board meetings;

(ii)
Review and reassess at least annually the corporate governance guidelines of the Company to determine whether they are appropriate for the Company and comply with applicable laws, regulations and listing standards, and recommend any proposed changes to the Board of Directors for approval;

(iii)	Consider any requests for waiver of, and address any violations or alleged violations of, the Company's codes of conduct and ethics that relate to a Board member or executive officer of the Company;

(iv)	Assist in identifying, interviewing and recruiting candidates for the Board;

(v)
Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company's charter and bylaws relating to the nomination or appointment of directors, based on criteria established by the Board;

(vi)
Review nominations submitted by shareholders that comply with the requirements of the Company's charter and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

(vii)	Annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees, as necessary; and

(viii)	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.
Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company's bylaws, nominations for directors by shareholders must be made in writing and received by the Secretary of the Company at the Company's principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice or public announcement of the date of the meeting is given or made to shareholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company's bylaws.
The current members of the Governance and Nominating Committee are Directors Hunt (Chair), O'Shea and Wilkinson. During 2014, the Governance and Nominating Committee met four times.
Committee Charters. The full responsibilities of the Audit, Compensation, and Governance and Nominating Committees are set forth in their charters, which are posted in the Committee Charting section of our website at www.LegacyTexasFinancialGroup.com.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees and our directors. A copy of our code of business conduct and ethics is available on our Internet website address, www.LegacyTexasFinancialGroup.com.

Shareholder Communications with Directors

Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Scott A. Almy, EVP/Chief Risk Officer and General Counsel, LegacyTexas Financial Group, Inc., 5851 Legacy Circle, Plano, Texas, 75024, who will promptly forward all such communication to each director.

Board Member Attendance at Annual Shareholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our then current directors were in attendance at last year's annual shareholder meeting.

AUDIT AND RELATED FEES

For the fiscal years ended December 31, 2014 and 2013, Ernst & Young LLP provided various audit, audit-related and tax services to the Company. Set forth below are the aggregate fees billed for these services:

	2014	2013
Audit fees	$664,500	$605,320
Audit-related fees	23,814	22,680
Tax fees	—	59,000
	$688,314	$687,000

Audit Fees include aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, for the review of financial statements included in the Company's Quarterly Reports on Form 10-Q, for statutory and regulatory audits, for the financial statements for the U.S. Department of Housing and Urban Development and for consents.

Audit-Related Fees include aggregate fees billed for professional services rendered related to the audits of retirement and employee benefit plans and agreed-upon procedures engagements.

Tax Fees include aggregate fees billed for professional services rendered related to tax return preparation and tax consultations.

No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for 2014 and 2013.
The Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young LLP's independence.

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the registered public accounting firm for all audit and permissible non-audit services to be provided by the registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter, for the engagement of the registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2014, with the Company's management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board concerning Independence as currently in effect and has discussed with Ernst & Young LLP their independence.
Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

The foregoing report is furnished by the Audit Committee of the Board of Directors:

Anthony J. LeVecchio (Chair)	Arcilia C. Acosta
James Brian McCall

LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS
The Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with persons not related to the Bank, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. All loans that the Bank makes to directors and executive officers are subject to regulations of the Bank's primary regulator (which was the Office of the Comptroller of the Currency until January 1, 2015, and the Texas Department of Banking and the Federal Reserve Bank after January 1, 2015) restricting loans and other transactions with affiliated persons of the Bank. There were no outstanding loans to directors and executive officers or their associates at December 31, 2014.
Under our Code of Business Conduct and Ethics, all business transactions between the Company (and its subsidiaries) and any of its directors, executive officers and/or their related interests shall be entered into only under the following conditions:

(1)
The terms, conditions and means of compensation shall be no less favorable to the Company than other similar business transactions previously entered into by it or which may be entered into with persons who are not directors or executive officers of the Company, or their related interests.

(2)
All related party transactions between our directors and executive officers and/or their related interests and the Company shall require the prior review and approval of a majority of the disinterested independent directors (as defined under the NASDAQ Stock Market listing standards) of the Board of Directors, with the interested director abstaining from participating either directly or indirectly in the voting and discussion on the proposed business transaction. For these purposes, the term “related party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

(3)
The minutes of any Board meeting at which a business transaction between the Company and a director or executive officer, or his or her related interest, is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.

During 2014, there were no related party transactions between the Company and any of its directors, executive officers and/or their related interests.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any late filings or failure to file.
The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2014.

PROPOSAL 2 - ADVISORY VOTE ON COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
Under the Dodd-Frank Act, we are including in this proxy statement and will present at the annual meeting a non-binding shareholder vote to approve the compensation of our executives, as described in the proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say on pay” vote, gives shareholders the opportunity to endorse or not endorse the compensation of the Company's executives as disclosed in this proxy statement. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation of the named executive officers described in the Company's proxy statement in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation together with the accompanying narrative disclosure, as disclosed pursuant to the compensation disclosure rules of the SEC, is hereby APPROVED.
As an advisory vote, this proposal is non-binding and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board, nor will it affect any compensation previously paid or awarded to any executive. Although the vote is non-binding, the Board of Directors values the opinions of the Company's shareholders and will take into account the outcome of the vote when considering future compensation decisions. Please see “Compensation Discussion and Analysis - Shareholder Outreach and Engagement” for more information describing how the Company is addressing shareholder concerns regarding executive compensation.
The Dodd-Frank Act requires that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with shareholders having the choice of every year, every two years or every three years. We held our first frequency vote in 2011, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we will include a say-on-pay vote in our annual meeting proxy materials every year until the next required frequency vote is held.
As described in the Compensation Discussion and Analysis section of this proxy statement, we design our compensation program to retain, attract and develop the best people available, and to link compensation to performance. The Board of Directors believes that our compensation programs achieve this objective, and therefore recommends that shareholders vote “FOR” this proposal.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITOR
The Audit Committee of the Board of Directors renewed the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the 2015 fiscal year and is soliciting your ratification of that selection. Your ratification of the Audit Committee's selection of Ernst & Young LLP is not necessary because the Audit Committee has responsibility for selection of our independent registered public accounting firm. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. It is anticipated that a representative of Ernst & Young LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.
The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at the Company's executive office at 5851 Legacy Circle, Plano, Texas, 75024 no later than December 15, 2015. All shareholder proposals submitted for inclusion in the Company's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in the Company's proxy materials), the Company's Charter and Bylaws.
In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in the Company's proxy materials for its next annual meeting of shareholders, the Company's bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company's proxy materials for the meeting.  In order to be eligible for presentation at the Company's next annual meeting of shareholders, written notice of a shareholder proposal containing the information specified in Article I, Section 6 of the Company's bylaws must be received by the Secretary of the Company not earlier than the close of business on January 19, 2016 and not later than the close of business on February 18, 2016.  If, however, the date of the next annual meeting is before April 29, 2016 or after July 18, 2016, the notice of the shareholder proposal must instead be received by the Company's Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

REVOCABLE PROXY

LegacyTexas Financial Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

MAY 18, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The signer(s) on the reverse side hereby appoint(s) the Board of Directors of LegacyTexas Financial Group, Inc., with full powers of substitution, to act as attorneys and proxies, to vote all shares of common stock of LegacyTexas Financial Group, Inc. which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders ("Meeting") to be held on May 18, 2015 at 5851 Legacy Circle, 2nd Floor, Plano, Texas 75024 at 3:30 p.m. Central Time. The Board of Directors is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.

This proxy will be voted as directed, but if this proxy is signed and dated and no instructions are specified, this proxy will be voted "FOR" proposals 1, 2 and 3 as set forth on the reverse side. Should a nominee be unable to serve as a director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors of LegacyTexas Financial Group, Inc. If any other business is presented at the Meeting, this proxy will be voted by the majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

Should the signer(s) be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of LegacyTexas Financial Group, Inc. at the Meeting of the signer(s') decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of LegacyTexas Financial Group, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

LegacyTexas Financial Group, Inc.'s Notice of Annual Meeting, proxy statement and 2014 Annual Report on Form 10-K are available on the Internet at http://www.viewproxy.com/LTXB/2015/.

Please mark your votes like this ☒

1. To elect the following director nominees for the term indicated:
   Nominees: (01) Kevin J. Hanigan (through 2018)
   (02) Anthony J. LeVecchio (through 2018)

☐ FOR ALL ☐ WITHHOLD ☐ FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting. ☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

To transact such other business as may properly come before the meeting, or any adjournments thereof.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 and 3.

If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The below signed acknowledge(s) receipt from LegacyTexas Financial Group, Inc. prior to the execution of this proxy of the Notice of Annual Meeting and a Proxy Statement dated April 13, 2015.

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.